                                                                EXHIBIT 10.53




                         AGREEMENT FOR PURCHASE AND SALE
                       OF REAL ESTATE AND RELATED PROPERTY



        THIS AGREEMENT FOR PURCHASE AND SALE OF REAL ESTATE AND
RELATED PROPERTY ("Agreement") is made and entered into as of the ____ day of August, 1996, by and between HORSHAM OFFICE CENTER ASSOCIATES LIMITED PARTNERSHIP, a Pennsylvania limited partnership ("Seller"), and BRANDYWINE REALTY TRUST, or its permitted nominee or assignee ("Purchaser").

                                    RECITALS

         A. Seller is the fee simple owner of two (2) office buildings and the related improvements and rights located at 700 and 800 Business Center Drive, Horsham, Pennsylvania.

         B. Seller desires to sell, and Purchaser desires to acquire, the aforedescribed office buildings and certain related property on an "AS IS, WHERE IS" basis, without any conditions, representations or warranties of any kind, except as specifically and expressly set forth in this Agreement.

         NOW, THEREFORE, in consideration of and in reliance upon the above Recitals (which are incorporated in and made a part of this Agreement), and the mutual covenants, promises and undertakings set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

                                   AGREEMENTS

1. PURCHASE AND SALE OF PROPERTY.

         A. Seller agrees to sell and convey and Purchaser agrees to purchase and accept all of Seller's right, title and interest in and to the following described property (all of which is hereinafter collectively referred to as the "Property"):

               1. Certain real property ("Land") located in Horsham, Pennsylvania, and more specifically described in Exhibit A attached hereto and made a part hereof, together with all easements, tenements, hereditaments and appurtenances pertaining thereto.

               2. The buildings, improvements and fixtures now situated on the Land (collectively, the "Improvements").

               3. All personal property, machinery, apparatus, and equipment situated on the Land or the Improvements ("Personal Property"). The Personal Property specifically excludes any and all of the items identified on Exhibit "A" attached hereto and any and all personal property owned by any property manager on the Property and any personal property owned by tenants under the Leases (as hereinafter defined). The Personal Property to be conveyed is subject to depletions, replacements and additions in the ordinary course of the operation, repair and maintenance of the Land and Improvements.

               4. Current occupancy leases affecting the Improvements or any part thereof and the security deposits and guaranties related thereto, if any ("Leases"), all service contracts currently in effect and assumed by Purchaser hereunder (the "Service Contracts"), copies of any plans and specifications, maintenance logs and records, if any, for the Improvements in the possession of Seller (the "Plans"), copies of any warranties and permits currently in effect and in possession of Seller (the "Permits and Warranties") and copies of any existing books, records, documents and intangible property (other than accounts, accounts receivable and proprietary computer software) pertaining to the operation, maintenance, repair and leasing of the Property in the possession of Seller and located at the Premises.

The Land and Improvements are sometimes together referred to herein as the "Premises."

         B. Except for the express representations and warranties of Seller set forth in this Agreement, the Property is being sold in an "AS IS WHERE IS" condition and with "ALL FAULTS" as of the date of this Agreement. Except as specifically and expressly set forth in this Agreement, no promises, representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or by any officer, director, shareholder, beneficiary, affiliate, person, firm, agent or representative acting or purporting to act on behalf of Seller as to (i) the condition or state of repair or utility of the Property, (ii) the value, expense of operation or income potential thereof, or (iii) any other fact or condition which has or could affect the Property or the condition, repair, value, expense of operation or income potential of the Property or any portion thereof, including, without limitation, with respect to any environmental matters which could affect the Property. Purchaser waives any rights to contribution for environmental matters he may now or hereafter have, whether under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), or otherwise. The parties acknowledge and agree that the intent of this Agreement is that Purchaser shall have an agreed upon time period within which to investigate and determine all matters pertaining to the Property to its own satisfaction, including, without limitation, its satisfaction with the environmental condition of the Property, and compliance with the Americans with Disabilities Act. The parties acknowledge and agree that all understandings and agreements heretofore made between them or their respective agents or representatives regarding the purchase and sale of the Property are merged into this Agreement and the Exhibits made a part hereof, which alone fully and completely express their agreement and that neither party is relying upon any statement, promise or representation by the other unless such statement, promise or representation is specifically and expressly set forth in this Agreement or the Exhibits made a part hereof.

2. PURCHASE PRICE.

         The purchase price ("Purchase Price") which Seller agrees to accept and Purchaser agrees to pay for the Property is SEVEN MILLION ONE HUNDRED THOUSAND DOLLARS ($7,100,000) U.S., payment of which is to be made as follows:

         A. (I) Upon execution of this Agreement by Purchaser, Purchaser shall make an earnest money deposit of TWENTY-FIVE THOUSAND DOLLARS ($25,000) U.S. ("Initial Deposit").

               (ii) Within one (1) Business Day (as hereinafter defined) after the expiration of the Inspection Period, unless this Agreement shall have been terminated by Purchaser on or prior to the expiration of the Inspection Period, Purchaser shall make an additional earnest money deposit of FIFTY THOUSAND DOLLARS ($50,000) U.S. ("Additional Deposit"). The Initial Deposit and the Additional Deposit (collectively the "Deposit") shall be held in escrow by Commonwealth Land Title Insurance Company ("Deposit Escrowee") in an interest bearing account pursuant to the terms of a joint order escrow agreement in the form of Exhibit B attached hereto and made a part hereof ("Deposit Escrow Agreement"). Any interest earned on the Deposit shall be considered part of the Deposit.

         B. At 9:00 A.M. Eastern Time on the date of Closing, provided that all applicable documents required by Section 10.A hereof have been deposited previously into escrow with Purchaser's designated title insurance company ("Title Company"), Purchaser shall pay to Title Company an amount equal to the Purchase Price (less the Deposit), plus or minus prorations as provided herein, via wire transfer in immediately available U.S. funds to a bank account designated by Title Company ("Cash Balance"). Provided that the transaction contemplated hereby closes, Seller shall thereafter direct Deposit Escrowee to return the Deposit or apply the Deposit to the Purchase Price, together with interest thereon, to Purchaser.

3. PRIOR TO CLOSING.

         During the period from the date of Seller's execution of this Agreement until Closing or the earlier termination of this Agreement, Seller shall:

        A. Except as otherwise provided in this Agreement, operate the Property through its property manager ("Property Manager"), in the normal course of business and, through the Property Manager, keep the Property in its existing condition and state of repair, ordinary wear and tear and loss due to fire or other casualty excepted, subject to Section 11 below.

         B. (i) Neither enter nor permit the Property Manager to enter into any new Lease (or extensions or expansions of existing Leases) without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, denied or delayed. In the event Seller desires to enter into a new lease (or extensions or expansions of existing Leases) of any portion of the Premises prior to Closing, Seller shall submit to Purchaser a lease proposal package describing the economic terms of the proposed new lease (or extensions or expansions of existing Leases) ("Lease Proposal"). The Lease Proposal shall consist of financial information, if any, relating to the proposed tenant, and a written summary of the material lease terms including, without limitation, the following information (if applicable): (a) rent (including a description of rent inducements, if any), (b) lease term, (c) security deposit, (d) leasing commissions, (e) moving allowance, and (f) tenant improvement allowance. Purchaser shall have two (2) Business Days after its receipt of the Lease Proposal to consent to the terms of the Lease Proposal; provided, however, that unless a reasonable basis for refusing to give such consent is communicated to Seller in writing within such two Business Day period, Purchaser shall be deemed to have consented to the terms of the Lease Proposal ("Approved Lease Proposal"). Prior to executing any tenant lease (or extensions or expansions of existing Leases) prepared in accordance with the terms and conditions described in an Approved Lease Proposal, Seller shall submit a draft of such proposed new lease to Purchaser for Purchaser's approval ("Lease Draft Proposal"). Purchaser shall have three (3) Business Days after its receipt of the Lease Draft Proposal to consent to the terms of the Lease Draft Proposal; provided, however, that unless a reasonable basis for refusing to give such consent is communicated to Seller in writing within such two (2) Business Day period, Purchaser shall be deemed to have consented to the form of the Lease Draft Proposal and Seller may enter into a lease (or extensions or expansions of existing Leases) with such proposed tenant in accordance with the Lease Proposal and the Lease Draft Proposal. Purchaser shall bear all costs in connection with new Leases (or extensions or expansions of existing Leases) entered into pursuant to this
Section 3.B(i), including leasing commissions, tenant improvement costs, moving costs, engineering fees and other tenant incentives permitted pursuant to this
Section 3.B(i) (collectively called the "Leasing Costs"), provided that the transaction contemplated hereby is consummated.

               (ii) Notwithstanding anything contained in Section 3.B(i) to the contrary, Seller may elect to enter into a new Lease (or extensions or expansions of existing Leases) notwithstanding Purchaser's rejection of the Lease Proposal or Lease Draft Proposal as set forth in Section 3.B(i); provided, however, Seller shall bear all Leasing Costs in connection with any such new Leases (or extensions or expansions of existing Leases) entered into pursuant to this Section 3.B(ii).

         C. Neither enter nor permit the Property Manager to enter into any new Service contract or extend, renew or materially modify or amend any existing Service Contract, except those that are cancelable on not more than thirty (30) days' written notice.

         D. Keep the Improvements insured against fire or other hazards covered by extended coverage endorsement and comprehensive public liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Premises, on terms no less favorable than currently existing and as set forth in Seller's certificate of insurance, a true and correct copy of which is attached hereto as Exhibit C .

         E. Not sell, transfer or dispose of all or any part of the Property, except that Seller may enter into new Leases (or extensions or expansions of existing Leases) pursuant to Section 3.B above, and except for depletions and replacements of Personal Property in the ordinary course of the operation, repair and maintenance of the Land and Improvements and except as a result of the exercise of a condemnation (but subject to Section 11 hereof).

         F. Promptly give written notice to Purchaser upon obtaining knowledge of the occurrence of any event which affects the truth or accuracy of any representations or warranties made by Seller in this Agreement.

4. INSPECTION OF THE PROPERTY.

         During the period commencing on the date this Agreement is fully executed by both the Purchaser and the Seller and terminating forty-five (45) days thereafter ("Inspection Period") , Purchaser and its agents and representatives may inspect the Property (including the Leases and the books, records and documents of the Property maintained by either Seller or the Property Manager, together with any title reports, surveys, or mechanical, structural or environmental reports) and conduct such mechanical and engineering inspection and such sampling or non-destructive testing as Purchaser shall reasonably deem necessary during normal business hours, subject to the following terms and conditions. In addition, Seller and the Property Manager shall make available to Purchaser during the Inspection Period all other documentation concerning the Property in the possession of Seller and/or the Property Manager including, without limitation, all Leases, Permits and Warranties, and Service Contracts, also subject to the following terms and conditions.

         A. Purchaser shall give Seller (in care of Richard Heany (610) 962-5105) at least two (2) Business Days telephonic notice of its intention to inspect the Property or conduct any sampling or testing. In addition, Purchaser shall give at least two (2) Business Days telephonic notice to Andrew Wolfington ((610)-962-5104) before any environmental sampling or testing is done at the Premises.

         B. If Purchaser desires to obtain a Phase I environmental report of the Property, Purchaser shall deliver a copy of such report to Seller within five
(5) days after its receipt thereof. Purchaser hereby represents and warrants that such report will be used solely for the purpose of evaluating the Property for purposes of consummating the transactions contemplated by this Agreement and that such report and the contents thereof will be kept confidential by Purchaser and its advisors, it being understood that Purchaser shall inform the environmental contractor selected by Purchaser to prepare such report of the confidential nature of such report and the contents thereof and shall direct said environmental contractor to treat such report and the contents thereof confidentially. If Purchaser desires to conduct any environmental sampling or testing at the Premises, Purchaser shall first provide Seller with the proposed study plan therefor ("Plan"). The Plan is subject to the approval of Seller and no environmental sampling or testing shall be performed until the Plan therefor has been approved by Seller. Purchaser agrees that Seller, at Seller's sole cost and expense, may have a representative present at any inspection, sampling or testing, including, but not limited to, an environmental engineer or consultant designated by Seller (in connection with any environmental sampling or testing conducted by Purchaser in accordance with this
Section 4). At Seller's request, and after contribution for the additional cost of same, if any, any sampling or testing by Purchaser's environmental consultant shall be conducted in a manner so as to provide "split" samples or data to Seller's environmental consultant.

         C. Purchaser shall maintain adequate liability insurance coverage for its employees, agents and representatives inspecting the Property or conducting sampling or testing and, at Seller's request, will provide Seller with written evidence of same.

         D. Any such inspections, sampling and testing shall be at Purchaser's sole cost and expense and Purchaser agrees to keep the Property free and clear of any liens which may arise as a result of such inspections, sampling and testing.

         E. Purchaser shall restore promptly any physical damage caused by the inspection, sampling or testing of the Property.

         F. Purchaser shall, upon the request of Seller, provide Seller with copies of written sampling test results and reports prepared by third parties, but otherwise Purchaser and its employees, agents and representatives shall keep all such information, sampling and test results and reports obtained or developed during or as a result of such inspection strictly confidential, except as provided in Section 13.F below.

         G. Purchaser hereby indemnifies and agrees to defend, and hold Seller and its partners and each of their officers, directors, shareholders, advisors, beneficiaries, agents, employees, representatives, tenants and affiliates harmless from and against all loss, cost, liability, lien, damage or expense, including reasonable attorneys' fees and costs made, sustained, suffered or incurred against or by Seller and its partners and each of their officers, directors, shareholders, advisors, beneficiaries, agents, employees, representatives, tenants and affiliates and attributable to or arising out of a breach of the foregoing agreements (or the agreements contained in Section 13.F below) by Purchaser in connection with any such inspection, sampling or testing.

5. TERMINATION OF AGREEMENT.

         A. If based on the inspection rights granted to Purchaser in Section 4 above, Purchaser determines that it has an objection for any reason whatsoever, then Purchaser may elect to terminate this Agreement by giving Seller notice, in writing, by United States first class mail, postage prepaid, hand delivery or telecopy, that it elects to terminate this Agreement, which notice must be received by Seller (and the other parties described in Section 14 hereof that are entitled to receive notices sent to Seller) not later than 5:00 P.M. Eastern Time on the last day of the Inspection Period. In such event, and provided that Purchaser has complied with its obligations contained in Section 4 above, Seller shall direct Deposit Escrowee to return the Initial Deposit to Purchaser and thereupon, neither party shall have any liability to the other, except for the obligations of Purchaser set forth in Section 4.G above and Section 13.F below and the obligations of both parties set forth in Section 8.D below, which shall survive the termination of this Agreement. If Purchaser fails to give timely notice of its election to terminate this Agreement as aforesaid, it shall be conclusively presumed that Purchaser has satisfied or waived the foregoing contingency.

         B. In the event that Purchaser has not served written notice of its election to terminate this Agreement within the Inspection Period, Purchaser shall make the Additional Deposit as provided in Section 2.A above. The failure to make the Additional Deposit shall not affect the satisfaction or waiver of the contingency set forth in Section 5.A, or the obligation of Purchaser to consummate its purchase of the Property in accordance with the terms hereof.

6. CONDITIONS OF TITLE.

         A. Title to the Premises shall be good and marketable, fee simple, absolute and free and clear of all liens, restrictions, easements, encumbrances, leases, tenancies and other title objections, except for the Permitted Encumbrances (as hereinafter defined), and shall be insurable as such and as provided in this Agreement at ordinary rates by any reputable title insurance company selected by Purchaser (the "Title Company") pursuant to an ALTA Owner's Policy of Title Insurance, 1992 Form B, amended October 17, 1992 (the "Owner's Policy of Title Insurance"). The term "Permitted Encumbrances" shall mean: (i) the lien of non-delinquent real estate taxes and assessments; (ii) the rights of tenants under the Leases, other than the rights of such tenants to purchase the Premises or any portion thereof, excluding, however, the rights described on
Schedule 6.A. attached hereto; (iii) acts and deeds of Purchaser; and (iv) the matters approved or deemed approved by Purchaser pursuant to Section 6.B below. The premium for the Owner's Policy of Title Insurance and any endorsements thereto will be paid by Purchaser.

         B. Purchaser hereby acknowledges and agrees that Purchaser will order a commitment to insure with respect to the Premises from the Title Company, such commitment to certify that fee simple title to the Premises is vested in Seller, and to commit to insure title to the Purchaser as required by Section 6.A hereof. If the commitment to insure discloses that title to the Premises is subject to any defect, encumbrance or other title objection other than the Permitted Encumbrances, or if Purchaser is unable to obtain such commitment to insure, Purchaser shall have the right to give to Seller written notice specifying such defect, encumbrance or other title objection, or inability to obtain such commitment to insure, and Seller shall have (at Seller's election) thirty (30) days after receipt of such written notice ("Title Cure Period") to have the Title Company waive such matters or commit to insure for the full amount of the policy against loss or damage that may be occasioned by such matters. If Seller (in its sole discretion) does not have such matters removed or committed to be insured over within the Title Cure Period, Purchaser may, within two (2) Business Days after the earlier to occur of (x) receipt of notice from Seller that Seller does not elect to cure or have insured over the matter objected to by Purchaser, or (y) expiration of the Title Cure Period, (i) terminate this Agreement upon written notice given to Seller, or (ii) elect, upon written notice given to Seller, to take title as it then is with an abatement of the Purchase Price in the amount of any fixed monetary liens on the Premises, except for any lien arising as with respect to the rights described on Schedule 6.A. attached hereto. In the event Purchaser elects to take title to the Premises in accordance with subsection 6.B.ii above, Seller may, at its option, secure a bond for any and all liens upon the Premises, without regard to the amount of any such liens, individually or in the aggregate, whereupon Purchaser shall take title to the Premises subject to such liens and without abatement of the Purchaser Price with respect thereto. If this Agreement is so terminated, Seller shall direct the Deposit Escrowee to return the Deposit to Purchaser and shall reimburse Purchaser for all out of pocket costs and expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement in an amount not to exceed Fifteen Thousand Dollars ($15,000.00), and neither party shall have any liability to the other, except for the obligations of the parties set forth in
Section 4.G above and Section 13.F below and the obligations of the parties set forth in Section 8. below, which shall survive the termination of this Agreement. If Seller does not receive written notice of Purchaser's election to terminate this Agreement within the (2) two Business Day period specified above, Purchaser shall be conclusively presumed to have elected to take title as it then is as aforesaid.

         C. Title to the Personal Property shall be good and marketable and free and clear of all liens, security interests and other encumbrances. Seller shall pay at or before Closing all sums required to free the Personal Property of any interest of any party not otherwise permitted under this Agreement and shall cause to be filed at or before Closing any termination statement, release, discharge or other document required to remove of record any encumbrance upon the Personal Property held by any party.

7. CLOSING.

         Payment of the Purchase Price and the consummation of the transaction contemplated by this Agreement ("Closing") shall take place pursuant to an escrow closing which provides that the Purchase Price shall be paid to Seller substantially simultaneously with the agreement of the Title Company to issue the Title Policy to Purchaser. The Closing shall occur at 9:00 A.M. Eastern Time on a date being thirty (30) days after the expiration of the Inspection Period (or if such 30th day is not a Business Day, then on the next Business Day) at the offices of the Title Company in Philadelphia, Pennsylvania or at such earlier date or other place as may be mutually agreed upon in writing by both Seller and Purchaser; provided, however, that Seller, at Seller's sole discretion, may elect to extend the Closing as necessary (but in no event more than thirty (30) additional days) in order to satisfy the requirements of Section 10.D(ii) below. The date of the Closing may be extended by Seller beyond such 30th day after the date of the expiration of the Inspection Period by the number of days needed to cure title defects or adverse matters pursuant to Section 6 above, but in no event shall the date of the Closing be after October 16, 1996. Seller and Purchaser shall meet at the office of Purchaser's attorney and commence preparations for Closing on the day immediately prior to the date of Closing ("Proration Date"), so that all Closing documents required hereunder are signed and deposited into escrow with the Title Company (and all Closing prorations required hereunder are finalized) before the close of business on the Proration Date.

8. REPRESENTATIONS AND WARRANTIES.

         A. Seller represents and warrants to Purchaser that:

               1. Horsham Office Center Associates Limited Partnership, a Pennsylvania limited Partnership, is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, has duly authorized the execution and performance of this Agreement and such execution and performance will not violate any contract or agreement by which Seller is bound.

               2. This Agreement is valid and enforceable against Seller in accordance with its terms and each instrument to be executed by Seller pursuant to this Agreement will, when executed and delivered, be enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting creditors' rights generally.

               3. To Seller's knowledge, (a) neither Seller nor the Property Manager has received written notice prior to the date hereof from any governmental authority of any violation of any environmental, zoning, building, fire or health code or law applicable to the Property or any portion thereof, that has not heretofore been corrected; (b) neither Seller nor the Property Manager has received written notice prior to the date hereof of any matters disclosed in any existing environmental report provided by Seller to Purchaser or in any environmental report or study obtained by Purchaser pursuant to
Section 4 hereof; and (c) any hazardous material that may be located on the Property in the ordinary course of any tenant's business is in compliance with applicable law. However, no warranty is made with respect to the Americans With Disabilities Act, 42 U.S.C. Section 12101 et seq., and the regulations promulgated thereunder, or Seller's compliance therewith.

               4. There are no delinquencies with respect to real estate taxes affecting the Premises.

               5. Seller does not have any employees in connection with the Property.

               6. Except with respect to the Service Contracts, as of the Closing Date, there shall be no management, service, supply, security, maintenance or similar contracts with respect to or affecting the property which shall survive the Closing; Schedule 8.A.6 attached hereto contains a list of all such management, service, supply, security, maintenance or similar contracts with respect to or affecting the Property as of the date hereof.

               7. As of the Closing Date, no persons shall be employed in connection with the management, operation or maintenance of the Property for whom Purchaser shall have any liability whatsoever after the Closing.

               8. To the best of Seller's knowledge, there are no options, rights of first refusal, leases (other than the Leases), conditional sales agreements or other arrangements, whether oral or written, which affect the Property or any portion thereof, except as disclosed in Schedule 6.A.

               9. All debts, liabilities and obligations of Seller arising out of the construction, ownership and operation of the Property including, without limitation, construction costs, salaries, taxes, accounts payable and the like have been paid and shall continue to be so paid from the date hereof until the date of the Closing.

               10. There is no current, pending or, to the best of Seller's knowledge, threatened litigation against Seller involving the Property or any portion thereof nor any pending or, to the best of Seller's knowledge, threatened litigation involving any suppliers or materialmen.

               11. (a) Seller has not caused or permitted any "Hazardous Material" to be placed, stored, held, located or disposed of on, under or at the Property; (b) Seller has received no notice, and has no information which would lead it reasonably to believe that the Property has ever been used as a dump site or storage site (whether permanent or temporary) for any Hazardous Material; (c) Seller has not conducted or permitted any activity on the Property, or used or permitted the use of the Property, in any manner involving Hazardous Material; (d) there is no asbestos containing material contained in or forming a part of any building, building component, structure or office space located on or in the Property. for purposes of this Agreement, "Hazardous Material" means any material resulting in (x) the Property becoming a hazardous waste treatment, storage or disposal facility within the meaning of, or otherwise bringing the Property within the ambit of RCRA (as the same may be amended, supplemented or replaced) or any similar federal, state or local law or regulation; (y) a release or threatened release of a hazardous substance on or from the Property within the meaning of, or otherwise bringing the Property within the ambit of CERCLA (as the same may be amended, supplemented or replaced) or any similar federal, state or local law or regulation; or (z) the discharge of pollutants or effluents into any water source or system, or the discharge into the air of any emissions which would require a permit under the Federal Water Pollution Control Act, the Clean Air Act (as the same may be amended, supplemented or replaced), the Clean Water Act (as the same may be amended, supplemented or replaced) or any similar federal, state or local law or regulation.

               12. (a) No notice from any insurance company which has issued a policy to Seller with respect to any portion of the Property or from any board of fire underwriters (or other body exercising similar functions) has been received requesting the performance of any repairs, alterations or other work. If such notice is received prior to the Closing, Seller shall disclose such notice to Purchaser; and (b) to the best of Seller's knowledge, Seller has received all permanent certificates of occupancy, licenses, permits, authorizations and approvals required by all governmental authorities having jurisdiction over the Property and as of the Closing Date all such certificates of occupancy, licenses, permits, authorizations and approvals shall be in full force and effect.

               13. All public utilities including connection and permanent right to discharge sanitary waste into the collector system of the appropriate sewer authority are installed and operating, and, to the best of Seller's knowledge, all installation and connection charges have been paid in full.

               14. Attached hereto as Schedule 8.A.14 is a true and correct listing of all current policies of fire, liability and other forms of insurance pursuant to which the Property is insured (whether or not held by Seller) or with respect to which Seller directly or indirectly pays all or part of the premium (the "Policies"). Seller shall ratify and confirm the content of
Schedule 8.A.14 on and as of the date of the Closing. The Property is, and between the date hereof and the date of the Closing the Property shall be, insured against fire and casualty on a replacement cost basis under the Policies and in the amounts and types of coverage set forth in Schedule 8.A.14, and Purchase shall be named as an additional insured under all such Policies (except products liability insurance). All of the Policies are, and between the date hereof and the date of the Closing shall be, outstanding and duly in force and the premiums thereon fully paid when and as the same are due and payable.

         B. Purchaser represents and warrants to Seller that:

               1. The execution and performance of this Agreement will not violate any contract or agreement by which Purchaser is bound.

               2. This Agreement is valid and enforceable against Purchaser in accordance with its terms and each instrument to be executed by Purchaser pursuant to this Agreement will, when executed and delivered, be enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting creditors' rights generally.

         C. As used in Section 8.A. (or in any other Sections of this Agreement), Seller's "knowledge" shall mean and be limited to the actual knowledge (as distinguished from implied, imputed or constructive knowledge) of Richard Heany, J. Brian O'Neill and Andrew Wolfington.

         D. Seller and Purchaser mutually represent and warrant to each other that each has had no dealings, negotiations, or consultations with any broker or other intermediary in connection with this Agreement or the sale of the Property, except for Cushman & Wakefield, Inc. ("CW") and the Flynn Company. Provided the transaction contemplated hereby is consummated, Seller shall pay a brokerage commission to CW in an amount previously agreed to by Seller and CW. Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless from the claims (including attorneys' fees) of any other broker or other intermediary claiming to have dealt with Seller or Purchaser, respectively, in connection with this Agreement or the sale of the Property.

         E. It shall be a condition to each party's obligation to close that the representations and warranties of the other party are true and correct in all material respects as of Closing, and each party shall deliver a certificate of its president and secretary to the other, dated as of the date of the Closing, certifying as to same, in such detail as the other may reasonably request,

         F. If prior to Closing Purchaser becomes aware that any of Seller's representations and warranties are not true and correct, Purchaser shall promptly notify Seller of same. Seller shall have (at Seller's election) a period of thirty (30) days ("Warranty Cure Period") in which to attempt to cure any breach of warranty alleged by Purchaser or any breach of warranty otherwise discovered by Seller (and the date of Closing shall be extended accordingly); provided, however, that Seller, at its sole option, may elect not to cure (or attempt to cure) the alleged breach. If Seller does not cure such breach of warranty within the Warranty Cure Period, Purchaser may within two (2) Business Days after the earlier to occur of (x) receipt of notice from Seller that Seller does not elect to cure the alleged breach of warranty, or (y) expiration of the Warranty Cure Period, (i) terminate this Agreement upon written notice given to Seller, or (ii) elect, upon written notice given to Seller, to close without any set-off or deduction of any kind against the Purchase Price or otherwise. If this Agreement is so terminated, Seller shall direct the Deposit Escrowee to return promptly the Deposit to the Purchaser and reimburse Purchaser for all out of pocket costs and expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement in an amount not to exceed Fifteen Thousand Dollars ($15,000.00) and neither party shall have any liability to the other, except for the obligations of Purchaser set forth in Section 4.G above and Section 13.F below and the obligations of the parties set forth in Section 8.D above, which shall survive the termination of this Agreement. If Seller does not receive written notice of Purchaser's election to terminate this Agreement within the two (2) Business

Day period specified above, Purchaser shall be conclusively presumed to have elected to close notwithstanding the alleged breach of warranty.

         G. The representations and warranties set forth in Section 8.D shall survive the Closing for the full period of the applicable statute of limitations. All of the other representations, warranties, certifications and indemnifications of the parties set forth in Sections 8.A and 8.B above, in the documents delivered pursuant to Sections 10.A.1, 10.A.3 and 10.A.4 below (collectively called the "Conveyance Documents"), and in Seller's Estoppel Certificates (as hereinafter defined), if any, shall survive closing, provided written notice of any claim arising from a breach of such representations, warranties, certifications and indemnifications must be specified and received by the other party not later than six (6) months after the date of Closing and prosecuted by the filing of a lawsuit in a court of proper jurisdiction within nine (9) months after the date of Closing. All other claims for breach of such representations, warranties, certifications and indemnifications shall be barred and neither party shall have any liability with respect thereto. Notwithstanding anything contained herein to the contrary, Purchaser shall have no right to recover damages against Seller for the breach of any representation, warranty, certification or indemnification of Seller contained herein or in the Conveyance Documents or Seller's Estoppel Certificates as to which was within the knowledge of Jerry Sweeney or John Adderly or Tony Nichols prior to Closing, but as to which Purchaser did not give Seller the notification required in Section 8.F above.

9. CLOSING COSTS AND PRORATIONS.

         A. Seller and Purchaser shall share equally the cost of the escrow closing arrangements. Any state, local or county real or personal property transfer taxes relating to the transfer of real or personal property to Purchaser shall be shared equally by Seller and Purchaser. Except as otherwise specifically provided in this Agreement, each party shall bear its own costs in performing its obligations under this Agreement including, without limitation, its own attorneys' fees and, in the case of Purchaser, all costs and expenses in connection with its inspection of the Property as provided in Section 4 above and all costs and expenses in connection with the Owner's Policy of Title Insurance as provided in Section 6 above.

         B. The following items are to be prorated or adjusted as of the Proration Date:

               1. Rents and other amounts owed under the Leases actually received by Seller, payments under Service Contracts assigned to Purchaser, personal property taxes, installment payments of special assessment liens (and Purchaser shall be responsible to pay all installments of special assessments which are due after the Proration Date), sewer charges and operating or utility charges actually collected, billed or paid as of the date of Closing shall be prorated as of the Proration Date and be adjusted against the Cash Balance due at Closing, provided that within ninety (90) days after Closing, Purchaser and Seller will make a further adjustment for such rents, payments, taxes or charges which may have been incurred for the period of time before Closing, but not billed or paid at that time. In addition, Seller may require a further adjustment of such rents, payments, taxes or charges following the end of calendar year 1996 after the actual amount of the applicable items becomes known and available. Rents and other amounts collected by Purchaser or its agent under any Lease after Closing attributable to the time period before Closing shall be paid to Seller.

               2. Non-delinquent real and/or personal property taxes will be prorated as of the Proration Date using the most recent ascertainable tax bill therefor. Such taxes will be reprorated within ninety (90) days after the issuance of the actual tax bill, it being the intent of the parties that Seller be responsible for real estate (and personal property, if applicable) taxes for the Premises attributable to the period before Closing and Purchaser be responsible for the real estate (and personal property, if applicable) taxes for the Premises attributable to the period after Closing. Any refund of real estate or personal property taxes for the Premises attributable to the fiscal year in which the Closing takes place (or any fiscal year prior to such year) shall be prorated between the parties within thirty (30) days after such refund has been received by Seller or Purchaser, as the case may be. Seller shall be entitled to receive the portion of such refund that pertains to the period of time prior to the date of Closing and Purchaser shall be entitled to receive the portion of such refund that pertains to the period of time after the date of Closing.

               3. The full amount of security deposits paid under the Leases, which have not been applied by Seller shall be credited to Purchaser by application against the Cash Balance due at Closing.

               4. Seller shall pay for the Leasing Costs currently due and owing in connection with all Leases entered into prior to the date of this Agreement ("Current Leases"). Purchaser shall pay (a) all Leasing Costs arising out of the exercise by a tenant after the date of this Agreement and prior to the date of Closing of an extension or expansion option (or the failure of a tenant to exercise a cancellation option) contained in a Current Lease, (b) all Leasing Costs in connection with any Leases entered into after the date hereof in accordance with Section 3.B hereof ("New Leases"), and (c) all Leasing Costs in connection with the exercise by a tenant on or after the date of Closing of an extension or expansion option (or the failure of a tenant to exercise a cancellation option) contained in a Current Lease or a New Lease. Purchaser shall have five (5) business days following written notice from Seller to approve or disapprove, in writing, any proposed exercise of any extension or expansion option under any Current Lease after the date of this Agreement and prior to the date of Closing. In the event Purchaser fails to approve or disapprove, in writing, any such extension or expansion within said five (5) day period, Purchaser shall be deemed to have approved such extension or expansion. In the event Purchaser disapproves such extension or expansion within said five
(5) day period, Seller shall have the option to permit such tenant to exercise such extension or expansion option; however, Purchaser shall have no obligation to pay any Leasing Costs in connection therewith.

         C. Notwithstanding the foregoing, at Seller's election, no prorations shall be made for any expense item that is required to be paid (or reimbursed to Seller) pursuant to the terms of the Leases. All prorations and Closing adjustments shall be made on the basis of a 366 day calendar year. All such prorations and adjustments shall be subject to post-Closing adjustments as necessary to reflect later relevant information not available at Closing and to correct any errors made at Closing with respect to such apportionments and the party receiving more than it was entitled to hereunder shall reimburse the other party hereto in the amount of such overpayment within thirty (30) days after receiving written demand therefor. Notwithstanding the foregoing, such apportionments shall be deemed final and not subject to further post-Closing adjustment, except for reproration of real estate (and personal property, if applicable) taxes or tax refunds as provided above, if no such adjustments have been requested within ninety (90) days after the end of calendar year 1996. Seller shall obtain utility prorations as close to the date of Closing as practical.

10. CLOSING DOCUMENTS AND MATTERS.

         A. On the Proration Date, Seller shall deliver the following original documents into escrow, each acknowledged and executed (as appropriate):

               1. A Deed to the Premises containing Seller's special warranty, substantially in the form of Exhibit D attached hereto and made a part hereof, subject to the matters Purchaser has agreed to accept under the terms of this Agreement.

               2. Applicable real estate transfer tax declarations, if any.

               3. A Bill of Sale with respect to the Personal Property containing Seller's special warranty, substantially in the form of Exhibit E attached hereto and made a part hereof.

               4. An Assignment and Assumption of Trade Name to Premises, Leases, Service Contracts, Permits and Warranties, Plans and any other so-called intangible property constituting the Property substantially in the form of Exhibit F attached hereto and made a part hereof.

               5. A letter, substantially in the form attached hereto as Exhibit G, advising the tenants under the Leases of the change in ownership and management of the Premises, that Purchaser has assumed the Leases and Seller has transferred any security deposits under the Leases to Purchaser, and directing such tenants to pay rent to Purchaser or as Purchaser may direct.

               6. All Leases and assigned Service Contracts which Purchaser has agreed to assume pursuant to this Agreement, all Permits and Warranties, Plans and copies of the intangible property described in Section l.A.4 above, all of which shall be delivered to Purchaser or its agent at the Premises.

               7. An Affidavit pursuant to the Foreign Investment in Real Property Tax Act.

               8. Any evidence of the authority of Seller to consummate the transaction contemplated hereby that is reasonably requested by the Title Company.

               9. A Subordination, Non-Disturbance and Attornment Agreement in favor of the lender engaged by Purchaser to finance Purchaser's acquisition of the Property, if applicable.

               10. A certificate of the President and the Secretary of Seller, in form and substance satisfactory to Purchaser, dated as of the date of the Closing, certifying, the fulfillment of the covenants of Seller set forth in this Agreement and certifying that all representations and warranties by Seller contained in this Agreement or in any written document executed and delivered by Seller pursuant to this Agreement or in connection herewith were true and correct in all material respects when made and on and as of the date of the Closing, unless when made such representation or warranty was specifically stated to relate only to such date.

               11. A resolution of the general partner of Seller and consent of the general partner of Seller, certified by the Secretary or the Assistant Secretary of the general partner of Seller, authorizing the execution, delivery and performance by Seller of this agreement, all agreements and instruments to be executed and delivered by Seller pursuant to this Agreement or in connection herewith and the consummation of the transactions contemplated hereby.

         B. On the Proration Date, Purchaser shall deliver or cause to be delivered the following original documents into escrow, each acknowledged and executed (as appropriate):

               1. The Assignment and Assumption in the form of Exhibit F hereto, which includes an assumption of Seller's obligations to the tenants under the Leases and the security deposits paid thereunder.

               2. Applicable real estate transfer tax declarations, if any.

               3. An ALTA Loan and Extended Coverage Statement or the equivalent thereof reasonably required by the Title Company in connection with the issuance of the Title Policy.

               4. The tenant notification letters described in Section 10.A.5 above.

               5. Any evidence of the authority of any permitted assignee of Purchaser to consummate the transaction contemplated hereby that is reasonably requested by the Title Company.

         C. At Closing, Purchaser shall cause to be paid to Seller the Cash Balance as required pursuant to Section 2 above, plus or minus prorations as determined pursuant hereto. Closing shall be deemed to have occurred (e.g., for purposes of possession and prorations) at such time as the Cash Balance has been received by Seller in sufficient time for Seller to invest such sum (and receive interest thereon), in no event later than 3:00 p.m. Eastern Time. Amounts not received by such time shall, for purposes hereof, be deemed to have been received the next Business Day.

         D. In addition to the other conditions to Closing expressly set forth in this Agreement, it shall be a condition to Purchaser's obligation to close the transaction contemplated hereby that Purchaser receives at Closing:

               1. The Title Policy or the written obligation of the Title Company to issue the Title Policy.

               2. Estoppel certificates, substantially in the form of Exhibit H attached hereto and made a part hereof, from the tenants under Leases which demise not less than eighty five percent (85%) of the rentable area of the Improvements which is occupied by tenants under Leases in effect as of the end of the Inspection Period ("Required Number of Estoppel Certificates"). Seller shall use reasonable efforts to obtain estoppel certificates from all tenants leasing space in the Improvements, but if the Required Number of Estoppel Certificates are not delivered at or prior to Closing (an estoppel certificate shall be deemed to satisfy the requirements of this Section 10.D(ii) even though it may not be in the form or substance of Exhibit H, provided that the certificate contains the specific information (as opposed to a general or "catch-all" requirement), if any, required by the applicable Lease or that the departures therefrom reflect facts or circumstances that were known to Purchaser through its inspection of the Property), Purchaser may elect to terminate this Agreement unless Seller elects (in its sole discretion) to certify to Purchaser or otherwise correct the matters which should have been certified to in the missing (or altered, as the case may be) estoppel certificates. Such certifications ("Seller's Estoppel Certificates"), which Seller may elect to give in order to deliver the Required Number of Estoppel Certificates, shall (x) be limited to matters within the knowledge of Seller (as knowledge is defined in Section 8.C hereof), (y) be subject to the limitations on liability set forth in
Section 8.G hereof, and (z) be in the form of the certificate attached hereto as
Exhibit I. If this Agreement is terminated pursuant to this Section , Seller shall direct the Deposit Escrowee to refund the Deposit to Purchaser, and shall reimburse Purchaser for all out of pocket cost and expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement in an amount not to exceed Fifteen Thousand Dollars ($15,000.00), and the parties shall not have any further obligations hereunder, except pursuant to Sections 4.G, 8.D and 13.F hereof, which shall survive such termination.

         E. Seller shall terminate the existing management agreement with the Property Manager effective as of the date of Closing.

         F. Purchaser shall be entitled to possession of the Property at the conclusion of Closing subject only to the matters expressly permitted by or pursuant to this Agreement.

         G. Effective upon Closing, Seller may notify all contractors and utility companies serving the Property of the sale of the Property and to (i) return any deposit or deposits posted by Seller, (ii) terminate Seller's account effective on noon on the date of Closing, and (iii) direct to Purchaser all bills for services provided to the Property on and after the date of Closing.

11. CASUALTY AND CONDEMNATION.

         A. If, prior to Closing, either (i) the Premises are destroyed or materially damaged by fire or other casualty or (ii) the Premises or a material part thereof is condemned, then either party may elect to terminate this Agreement. The party electing to terminate shall give written notice of its election to the other party within ten (10) days after receiving notice or knowledge of damage or condemnation. In such event, Seller shall direct the Deposit Escrowee to return the Deposit to Purchaser and thereupon this Agreement shall be null and void and neither party shall have any further obligations under this Agreement, except under Sections 4.G, 8.D and 13.F, which survive such termination. If neither Seller nor Purchaser gives such written notice within such ten (10) day period, the transaction contemplated by this Agreement shall be consummated as otherwise provided herein. In such event, Seller will assign to Purchaser at Closing the physical damage proceeds of any insurance policy payable to Seller or Seller's portion of the condemnation award (less any costs or expenses paid by Seller in connection therewith), in either case, not to exceed the Purchase Price.

         B. As used in Section 11.A(i) above, material damage shall be deemed to have occurred if the cost of repairing such damage (as estimated by the applicable insurance carrier for Seller) is in excess of Two Hundred Fifty Thousand Dollars ($250,000). As used in Section 11.A (ii) above, a condemnation of a material part of the Premises shall be deemed to have occurred if the portion taken adversely affects the normal use or income of the Premises.

         C. If prior to Closing less than a material portion of the Premises is damaged by fire or other casualty or less than a material part thereof is condemned, then the transaction contemplated by this Agreement shall be consummated as otherwise provided herein. In the event of such casualty or condemnation, Seller shall assign to Purchaser at Closing the physical damage proceeds of any insurance policy payable to Seller or Seller's portion of the condemnation award (less any costs or expenses paid by Seller in connection therewith), in either case, not to exceed the Purchase Price.

12. DEFAULT.

         A. If Purchaser shall default under this Agreement prior to Closing, the Deposit shall be paid by the Deposit Escrowee to Seller as Seller's sole and liquidated damages, and both parties shall be relieved of and released from any further liability hereunder except for the obligations of Purchaser set forth in
Section 4.G. above and Section 13.F below and the obligations of the parties set forth in Section 8.D above. Seller and Purchaser agree that the Deposit is a fair and reasonable amount to be retained by Seller as agreed and liquidated damages in light of Seller's removal of the Property from the market and the costs incurred by Seller and shall not constitute a penalty or a forfeiture.

         B. If Seller shall default under this Agreement prior to Closing or refuse or fail to convey the Property as herein provided, Purchaser's sole remedy therefor shall be either (1) to terminate this Agreement, whereupon Seller shall direct the Deposit Escrowee to refund the Deposit to Purchaser and shall reimburse Purchaser for all out of pocket cost and expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement in an amount not to exceed Fifteen Thousand Dollars ($15,000.00), or (2) to enforce Seller's obligations to convey the Property, provided that no such action in specific performance shall seek to require Seller to (a) change the condition of the Property or restore the Property or any part thereof following any fire, other casualty or condemnation, provided the proceeds of any applicable replacement value insurance policy (or the right of Seller to any such proceeds) have been assigned by Seller to Purchaser; (b) expend money or post a bond to remove a title defect, except for any title defect arising with respect to the rights described on Schedule 6.A. attached hereto; or (c) secure any permit, approval or consent with respect to the Property or Seller's conveyance of the Property.

13. MISCELLANEOUS.

         A. No alteration, modification or interpretation of this Agreement or the Exhibits shall be binding unless in writing and signed by both parties.

         B. If any provision of this Agreement or any application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law, except that, if as a result thereof, the consideration to be paid to Seller under this Agreement is diminished in any material respect Seller shall have the option, upon written notice to Purchaser, to terminate this Agreement.

         C. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

         D. Purchaser may not assign this Agreement without first obtaining Seller's written consent, which consent may be withheld in Seller's sole discretion; provided, however, that Seller shall not withhold its consent to an assignment of this Agreement to an entity controlled by Purchaser so long as the requirements of Section 13.P below are satisfied with respect to such assignment. Any assignment in contravention of this provision shall be void. No assignment (including an assignment to an entity controlled by Purchaser) shall release the Purchaser herein named from any obligation or liability under this Agreement. If Purchaser requests Seller's written consent to any assignment, Purchaser shall (i) notify Seller in writing of the proposed assignment; (ii) provide Seller with the name and address of the proposed assignee; (iii) provide Seller with financial information including financial statements of the proposed assignee (except for an entity controlled by Purchaser); and (iv) provide Seller with a copy of the proposed assignment.

         E. This Agreement shall be binding and inure to the benefit of Purchaser and Seller and their successors and permitted assigns.

         F. Neither Purchaser nor Seller shall make any public disclosure of the terms of this transaction prior to the completion of the Closing without the prior written consent of the other, except as may be required by law or applicable governmental regulation. Neither Purchaser nor Seller shall (without first obtaining the other's written consent, which shall not be unreasonably withheld or delayed) disclose to any third party any information or data with respect to the Property, except such disclosure as may be expressly contemplated or permitted by this Agreement.

         G. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.

         H. In the event of any litigation arising out of this Agreement, in addition to any other rights or remedies specified herein, the prevailing party (which term shall mean the party which obtains substantially all of the relief sought by such party) shall be entitled to its reasonable attorneys' fees and costs.

         I. When used in this Agreement, the term "Business Day" shall mean any day when national banks located in Philadelphia, Pennsylvania are open for business.

         J. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest or any other relationship other than seller and purchaser.

         K. Time is of the essence of this Agreement.

         L. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

         M. Purchaser and Seller agree not to record this Agreement or any memorandum thereof.

         N. No failure or delay by a party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or as a modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default.

         O. For the purpose of complying with Internal Revenue Service reporting requirements for this transaction, the Title Company shall be obligated to prepare and file the 1099-S form (and any necessary supporting documentation) and Seller and Purchaser shall cooperate with any requests from the Title Company in connection therewith.

         P. Purchaser certifies and warrants to Seller that the purchase of the Property will not result in a prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, Section 4975 of the Internal Revenue Code of 1986 or any similar state law applicable to governmental plans. Purchaser shall indemnify and hold Seller harmless from all loss (including reasonable attorneys' fees and costs) arising out of a breach of the foregoing certification and warranty.

         Q. The submission by Seller to Purchaser of this Agreement in unsigned form shall be deemed to be a submission solely for Purchaser's consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an option, and shall not confer any rights or impose any obligations upon Purchaser, irrespective of any reliance thereon, change of position or partial performance. The submission by Seller of this Agreement for execution by Purchaser and the actual execution and delivery thereof by Purchaser to Seller shall similarly have no binding force and effect on Seller unless and until Seller shall have executed this Agreement and a counterpart thereof shall have been delivered to Purchaser, together with the Deposit, within five (5) Business Days after submission thereof by Seller to Purchaser.

14. NOTICES.

         Any notices or requests required or permitted to be given hereunder shall be (i) hand delivered, or (ii) sent by Federal Express or similar overnight service for next business day delivery, or (iii) sent by U.S. certified mail, return receipt requested, in all cases addressed to the parties at their respective addresses as follows:

         If to Seller:     Horsham Office Center Associates
                           Limited Partnership
                           c/o O'Neill Properties Group

                           443 S. Gulph Road
                           King of Prussia, PA  19406
                           Attn:  Richard Heany

         With a copy to:   Kevin W. Walsh, Esq.
                           Adelman, Lavine Gold and Levin
                           Suite 1900
                           Two Penn Center Plaza
                           Philadelphia, Pennsylvania 19102

         If to Purchaser:  Brandywine Realty Trust
                           Two Greentree Center, Suite 100
                           Marlton, New Jersey 08053
                           Attention: Jerry Sweeny

         With a copy to:   Pepper Hamilton & Scheetz
                           Two Logan Square, 32nd Floor
                           Philadelphia, Pennsylvania  19103
                           Attn:  Brad Molotsky, Esquire

or in each case to such other address as either party may from time to time designate by giving notice in writing to the other party.

15. INDEMNIFICATION.

         A. From and after the date of the Closing, Seller shall indemnify and hold harmless Purchaser, and its principals, agents, indemnitees, servants, assignees and employees from and against any and all losses which Purchaser may suffer or incur resulting from, relating to, or arising out of (1) any misrepresentation or breach of a warranty by Seller contained in this Agreement;
(2) the failure to comply with any applicable bulk sales laws; (3) any failure to fulfill any covenant or agreement of Seller contained in this Agreement; or
(4) any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments and/or claims arising out of or relating to any of the foregoing.

         B. From and after the date of the Closing, Purchaser shall indemnify and hold harmless Seller, and its principals, agents, indemnitees, servants, assignees and employees from and against any and all losses which Seller may suffer or incur resulting from, relating to, or arising out of (1) any misrepresentation or breach of a warranty by Purchaser contained in this Agreement; (2) any failure to fulfill any covenant or agreement of Purchaser contained in this Agreement; or (3) any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments and/or claims arising out of or relating to any of the foregoing.

         IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the date first written above, being the date inserted by Seller as the date of its execution and delivery hereof to Purchaser.

SELLER:                                    PURCHASER:

HORSHAM OFFICE CENTER                      BRANDYWINE REALTY TRUST
ASSOCIATES LIMITED
PARTNERSHIP, a  Pennsylvania limited
partnership

By: HORSHAM OFFICE CENTER                  By:  /s/ GERARD H. SWEENEY
    ASSOCIATES ACQUISITION                      ---------------------------
    CORPORATION, a Pennsylvania            Name: __________________________
    corporation, its general partner       Title: _________________________


By:   /s/ J. BRIAN O'NEILL
   ______________________________
      J. BRIAN O'NEILL, President